As filed with the Securities and Exchange Commission on May 24, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
___________________

SUNTRON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	86-1038668 (IRS Employer Identification Number)

2501 West Grandview Road
Phoenix, Arizona 85023

(Address of Principal Executive Offices)

Amended and Restated 2002 Stock Option Plan

(Full title of the Plan)

___________________

James K. Bass
President and Chief Executive Officer
2501 West Grandview Road
Phoenix, Arizona 85023

(Name and address of agent for service)

(602) 789-6600

(Telephone number, including area code, of agent for service)

Copy to:

Michael L. Kaplan, Esq.
Greenberg Traurig, LLP
2375 East Camelback Rd., Suite 700
Phoenix, AZ 85016
(602) 445-8000
___________________

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed
Title of securities	Amount to be	offering price	maximum aggregate	Amount of
to be registered	registered(1)	per share	offering price(1)	registration fee

Common Stock, par value $.01	1,250 shares	$7.36	$9,200.00	$0.85

Common Stock, par value $.01	500 shares	$8.00	$4,000.00	$0.37

Common Stock, par value $.01	500 shares	$9.00	$4,500.00	$0.41

Common Stock, par value $.01	500 shares	$9.24	$4,620.00	$0.43

Common Stock, par value $.01	3,750 shares	$9.52	$35,700.00	$3.28

Common Stock, par value $.01	1,250 shares	$10.12	$12,650.00	$1.16

Common Stock, par value $.01	2,250 shares	$10.24	$23,040.00	$2.12

Common Stock, par value $.01	746,500 shares	$10.52	$7,853,180.00	$722.49

Common Stock, par value $.01	1,250 shares	$10.68	$13,350.00	$1.23

Common Stock, par value $.01	18,750 shares	$10.88	$204,000.00	$18.77

Common Stock, par value $.01	15,000 shares	$11.00	$165,000.00	$15.18

Common Stock, par value $.01	625 shares	$11.52	$7,200.00	$0.66

Common Stock, par value $.01	15,000 shares	$11.64	$174,600.00	$16.06

Common Stock, par value $.01	22,000 shares	$11.76	$258,720.00	$23.80

Common Stock, par value $.01	1,000 shares	$12.12	$12,120.00	$1.12

Common Stock, par value $.01	12,500 shares	$12.44	$155,500.00	$14.31

Common Stock, par value $.01	1,566 shares	$13.00	$20,358.00	$1.87

Common Stock, par value $.01	12,500 shares	$13.12	$164,000.00	$15.09

Common Stock, par value $.01	750 shares	$13.24	$9,930.00	$0.91

Common Stock, par value $.01	22,500 shares	$13.52	$304,200.00	$27.99

Common Stock, par value $.01	500 shares	$14.52	$7,260.00	$0.67

Common Stock, par value $.01	549,508 shares	$15.20	$8,352,521.60	$768.43

Common Stock, par value $.01	5,000 shares	$15.88	$79,400.00	$7.30

Common Stock, par value $.01	2,125 shares	$16.00	$34,000.00	$3.13

Common Stock, par value $.01	29,485 shares	$16.52	$487,092.20	$44.81

Common Stock, par value $.01	9,000 shares	$17.24	$155,160.00	$14.27

Common Stock, par value $.01	27,500 shares	$18.00	$495,000.00	$45.54

Common Stock, par value $.01	15,000 shares	$18.76	$281,400.00	$25.89

Common Stock, par value $.01	7,500 shares	$19.52	$146,400.00	$13.47

Common Stock, par value $.01	5,000 shares	$19.76	$98,800.00	$9.09

Common Stock, par value $.01	3,750 shares	$21.12	$79,200.00	$7.29

Common Stock, par value $.01	1,250 shares	$22.00	$27,500.00	$2.53

Common Stock, par value $.01	7,500 shares	$22.64	$169,800.00	$15.62

Common Stock, par value $.01	31,500 shares	$23.00	$724,500.00	$66.65

Common Stock, par value $.01	1,250 shares	$30.00	$37,500.00	$3.45

Common Stock, par value $.01	109,339 shares	$32.00	$3,498,848.00	$321.89

Common Stock, par value $.01	5,000 shares	$38.00	$190,000.00	$17.48

Common Stock, par value $.01	1,250 shares	$39.52	$49,400.00	$4.54

Common Stock, par value $.01	2,500 shares	$46.00	$115,000.00	$10.58

Common Stock, par value $.01	6,500 shares	$57.24	$372,060.00	$34.23

Common Stock, par value $.01	3,299,602 shares	$7.75 (2)	$25,571,915.50	$2,352.62

Common Stock, par value $.01

Total	5,000,000 shares		$50,408,625.30	$4,637.59

(1)	This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Suntron Corporation Amended and Restated 2002 Stock Option Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of outstanding shares of Common Stock of Suntron Corporation.

(2)	Calculated solely for purposes of this offering under Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, using the average of the high and low sales prices for the Common Stock of Suntron Corporation as reported on the Nasdaq National Market on May 22, 2002.

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

         Suntron Corporation (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)	the Registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2001;

(b)	the Registrant’s current report on Form 8-K filed March 15, 2002 in connection with the closing of the business combination between the Registrant, EFTC Corporation and K*TEC Electronics Holding Corporation, as amended on May 14, 2002;

(c)	the Registrant’s quarterly report on Form 10-Q filed May 15, 2002; and

(d)	the description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A, (No. 000-49651) as filed with the Commission on February 28, 2002.

         In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

         Under the Delaware General Corporation Law (the “Delaware Act”), a corporation may indemnify any person involved in a third-party action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of being a director, officer, employee or agent of the corporation, against expenses (including attorneys’ fees), judgments, fines and settlement amounts actually and reasonably incurred in connection with such action, suit or proceeding or incurred by reason of such persons being or having been a representative of the corporation, if he acted in good faith and reasonably believed that his actions were in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful.

         The Delaware Act also provides that a corporation may advance to a director or officer expenses incurred by him in defending any action, upon receipt of an undertaking by the present or former director or officer to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification. The Delaware Act provides further that the provisions for indemnification contained therein are nonexclusive of any other rights to which the party may be entitled under any bylaw, agreement, vote of stockholders, disinterested directors or otherwise.

         The Registrant’s certificate of incorporation and bylaws provide for indemnification of any such person to the fullest extent permitted by law. The Registrant’s certificate of incorporation permits the advancement of expenses to the fullest extent permitted by law, while the Registrant’s bylaws provide for the advancement of expenses to an indemnified party upon receipt by the Registrant of an undertaking by the party to repay those amounts if it is finally determined that the indemnified party is not entitled to indemnification.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits

Exhibit

Number	Description

3.1	Registrant’s Second Amended and Restated Certificate of Incorporation(1)

3.2	Registrant’s Bylaws(1)

5.1	Opinion of Greenberg Traurig, LLP

10.1	Suntron Corporation Amended and Restated 2002 Stock Option Plan

23.1	Consent of KPMG LLP, independent auditors

23.2	Consent of Arthur Andersen LLP, independent auditors

23.3	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included in the Signatures section of this Registration Statement)

(1)	Incorporated by reference to Amendment No. 5 to the Registrant’s Registration Statement on Form S-4 (No. 333-72992) filed on February 5, 2002.

Item 9.   Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona on May 24, 2002.

SUNTRON CORPORATION

By:	/s/ James K. Bass James K. Bass Chief Executive Officer

POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints James K. Bass and Peter W. Harper his true and lawful attorneys-in-fact, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto, and other documents to be filed in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ James K. Bass James K. Bass	President, Chief Executive Officer, and Director (Principal Executive Officer)	May 24, 2002

/s/ Peter W. Harper Peter W. Harper	Chief Financial Officer (Principal Financial Officer)	May 24, 2002

/s/ James A. Doran James A. Doran	Vice President (Principal Accounting Officer)	May 24, 2002

/s/ Allen S. Braswell, Jr. Allen S. Braswell, Jr.	Director	May 24, 2002

/s/ Fred A. Breidenbach Fred A. Breidenbach	Director	May 24, 2002

/s/ Jeffrey W. Goettman Jeffrey W. Goettman	Director	May 24, 2002

/s/ Douglas P. McCormick Douglas P. McCormick	Director	May 24, 2002

/s/ Jose S. Medeiros Jose S. Medeiros	Director	May 24, 2002

/s/ Richard L. Monfort Richard L. Monfort	Director	May 24, 2002

/s/ James C. Van Horne James C. Van Horne	Director	May 24, 2002

/s/ John C. Walker John C. Walker	Director	May 24, 2002

Exhibit Index

Exhibit

Number	Description

3.1	Registrant’s Second Amended and Restated Certificate of Incorporation(1)

3.2	Registrant’s Bylaws(1)

5.1	Opinion of Greenberg Traurig, LLP

10.1	Suntron Corporation Amended and Restated 2002 Stock Option Plan

23.1	Consent of KPMG LLP, independent auditors

23.2	Consent of Arthur Andersen LLP, independent auditors

23.3	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included in the Signatures section of this Registration Statement)

(1)	Incorporated by reference to Amendment No.5 to the Registrant's Registration Statement on Form S-4 (No. 333-72992) filed on February 5, 2002.